Filed Pursuant To Rule 433

Registration No. 333-217785

February 5, 2019

SPDR® ETF Options Report

INVESTMENT PROFESSIONAL USE ONLY

January 2019

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P 500 ETF Trust	93,170,416	2,906,701	1,170,960	1,735,742	6,345,738	12,539,990
XLF	Financial Select Sector SPDR Fund	56,609,332	149,403	64,536	84,868	550,660	1,565,263
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	20,523,314	127,377	47,891	79,486	784,008	1,730,134
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	19,399,512	15,157	242	14,916	30,863	344,188
XLU	Utilities Select Sector SPDR Fund	18,969,570	29,798	14,680	15,118	154,744	203,076
XLP	Consumer Staples Select Sector SPDR Fund	16,061,941	13,024	7,405	5,620	134,923	143,004
XLE	Energy Select Sector SPDR Fund	15,277,281	32,977	17,667	15,311	324,923	338,306
XLI	Industrial Select Sector SPDR Fund	14,305,502	22,420	9,700	12,720	105,789	173,262
XLK	Technology Select Sector SPDR Fund	12,258,505	22,015	10,240	11,776	155,210	186,539
XLV	Health Care Select Sector SPDR Fund	10,423,776	15,133	6,451	8,683	97,242	126,473
GLD®	SPDR Gold Shares	8,972,179	127,842	73,392	54,451	1,446,902	960,705
KRE	SPDR S&P Regional Banking ETF	8,471,618	41,995	12,710	29,286	121,728	371,824
XLB	Materials Select Sector SPDR Fund	8,192,518	10,082	4,002	6,081	54,436	68,824
XLRE	Real Estate Select Sector SPDR Fund	5,618,254	3,409	1,665	1,744	34,677	36,111
XRT	SPDR S&P Retail ETF	5,499,201	21,446	5,059	16,387	27,240	161,156
XLY	Consumer Discretionary Select Sector SPDR Fund	5,345,357	8,789	4,529	4,260	51,389	64,990
XBI	SPDR S&P Biotech ETF	5,039,978	46,879	13,401	33,479	147,979	474,179
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	4,325,737	5	2	4	7	125
DIA	SPDR Dow Jones Industrial Average ETF Trust	4,227,698	60,127	31,040	29,088	263,755	225,415
XHB	SPDR S&P Homebuilders ETF	3,998,422	9,645	4,340	5,306	46,258	102,010
FEZ	SPDR EURO STOXX 50 ETF	3,832,513	10,303	3,312	6,992	67,945	164,048
XLC	Communication Services Select Sector SPDR Fund	3,771,378	1,057	516	541	10,589	8,466
KBE	SPDR S&P Bank ETF	3,490,926	8,628	674	7,955	11,510	90,203
XME	SPDR S&P Metals & Mining ETF	2,780,904	10,701	4,771	5,930	66,229	166,057
SPYV	SPDR Portfolio S&P 500 Value ETF	2,213,913	3	2	2	43	11
BIL	SPDR Bloomberg Barclays 1–3 Month T-Bill ETF	2,010,193	12	11	1	1,222	218
SPYG	SPDR Portfolio S&P 500 Growth ETF	1,993,444	21	14	8	263	173
SPDW	SPDR Portfolio Developed World ex-US ETF	1,862,540	1	—	1	—	1

Source: Bloomberg as of 01/31/2019.

STATE STREET GLOBAL ADVISORS
SPDR

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
XES	SPDR S&P Oil & Gas Equipment & Services ETF	1,531,256	196	150	47	9,488	1,464
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	1,410,086	53	37	17	514	292
MDY	SPDR S&P MidCap 400 ETF Trust	1,212,863	1,000	629	371	17,784	9,712
SDY	SPDR S&P Dividend ETF	993,462	102	40	62	1,234	1,063
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	874,967	1	1	1	9	159
SPEM	SPDR Portfolio Emerging Markets ETF	863,434	—	—	—	7	10
SPLG	SPDR Portfolio Large Cap ETF	839,479	—	—	—	22	—
SPTM	SPDR Portfolio Total Stock Market ETF	729,940	—	—	1	2	2
RWX	SPDR Dow Jones International Real Estate ETF	649,917	1	1	1	7	12
SPSM	SPDR Portfolio Small Cap ETF	646,197	—	1	—	1	1
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	625,273	—	2	—	24	—
CWI	SPDR MSCI ACWI ex-US ETF	592,847	1	1	1	—	—
GXC	SPDR S&P China ETF	438,011	24	11	13	160	216
KIE	SPDR S&P Insurance ETF	342,497	4	3	1	122	240
RWR	SPDR Dow Jones REIT ETF	271,456	12	8	4	151	119
EDIV	SPDR S&P Emerging Markets Dividend ETF	265,521	2	2	1	66	26
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	216,144	2	—	2	48	45
RWO	SPDR Dow Jones Global Real Estate ETF	208,675	—	1	—	2	—
GNR	SPDR S&P Global Natural Resources ETF	204,575	2	1	2	12	106
GWX	SPDR S&P International Small Cap ETF	180,425	2	1	1	6	20
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	159,575	1	—	1	25	51
DWX	SPDR S&P International Dividend ETF	128,389	2	2	—	34	1
XAR	SPDR S&P Aerospace & Defense ETF	120,035	10	8	2	253	66
EWX	SPDR S&P Emerging Markets SmallCap ETF	104,550	3	2	1	94	31
XSD	SPDR S&P Semiconductor ETF	83,852	8	3	5	82	26
XPH	SPDR S&P Pharmaceuticals ETF	65,532	8	6	3	366	245
GMF	SPDR S&P Emerging Asia Pacific ETF	33,436	—	—	—	9	22
NANR	SPDR S&P North American Natural Resources ETF	24,177	—	1	—	5	—
KCE	SPDR S&P Capital Markets ETF	11,467	4	2	3	90	50

Source: Bloomberg as of 01/31/2019.

State Street Global Advisors

2

SPDR® ETF Options Report ssga.com | spdrs.com | spdrgoldshares.com State Street Global Advisors One Iron Street, Boston MA 02210. T: +1 866 787 2257. Important Information This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. Investing involves risk, and you could lose money on an investment in SPDR® Gold Trust (“GLD®”).

ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies. Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market.
Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole. Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR® Gold Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a more detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council is not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of GLD’s sponsor. GLD® is a registered trademark of World Gold Trust Services, LLC used with the permission of World Gold Trust Services, LLC. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties makes any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston, MA, 02210; T: +1 866 320 4053 spdrgoldshares.com. The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC. Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully. © 2019 State Street Corporation. All Rights Reserved. ID15676-2047512.14.1.AM.INST 0219 Exp. Date: 01/31/2020 SPD001799 Not FDIC Insured – No Bank Guarantee – May Lose Value State Street Global Advisors

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.